EXHIBIT 5.1

JPF Securities Law, LLC
19720 JETTON RD, SUITE 300
CORNELIUS, NC  28031

October 1, 2009

Garman Cabinet & Millwork, Inc.
137 Cross Center Road
Box 318
Denver, North Carolina 28037

Re: Garman Cabinet & Millwork, Inc., Form S-1

Ladies and Gentlemen:

We have acted as counsel to Garman Cabinet & Millwork, Inc. (the "Company") in connection with its filing of the registration statement on Form S-1 (the "Registration Statement") covering 809,300 shares of common stock, $.0001 par value (the "Common Stock"), as set forth in the Registration Statement.

In our capacity as counsel to the Company, we have examined the Company's Certificate of Incorporation and By-laws, as amended to date, and the minutes and other corporate proceedings of the Company.

With respect to factual matters, we have relied upon statements and certificates of officers of the Company. We have also reviewed such other matters of law and examined and relied upon such other documents, records and certificates as we have deemed relevant hereto. In all such examinations we have assumed conformity with the original documents of all documents submitted to us as conformed or photostatic copies, the authenticity of all documents submitted to us as originals and the genuineness of all signatures on all documents submitted to us.

On basis of the forgoing, we are of the opinion that the shares of Common Stock covered by the Registration Statement are duly authorized, legally issued, fully paid and non-assessable;

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption "Legal Matters" in the prospectus constituting part of the Registration Statement.

Yours truly,

/s/ Jared Febbroriello
Jared P. Febbroriello, Esq. LL.M.